PROSPECTUS	Pricing Supplement No. 4373
March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated May 23, 2006
March 29, 2006	Registration Statement
No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	May 23, 2006

Settlement Date (Original Issue Date):	May 26, 2006
Maturity Date:	June 15, 2012
Principal Amount:	US$300,000,000
Price to Public (Issue Price):	102.057% (plus accrued interest from and including December 15, 2005 to but excluding May 26, 2006)

Agents Commission:	0.300%
Net Proceeds to Issuer:	$313,321,000 (includes accrued interest from and including December 15, 2005 to but excluding May 26, 2006)

All-in Price:	101.757%
Accrued Interest:	$8,050,000
Treasury Benchmark:	5.125% due May 15, 2016
Treasury Yield:	5.064%
Spread to Treasury Benchmark:	Plus 53 basis points
Re-Offer Yield:	5.594%
Interest Rate Per Annum:	6.000%
Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing June 15, 2006 and ending on the Maturity Date

Pricing Supplement No. 4373
Page 2
Filed Pursuant to Rule 424(b)(3)
Dated May 23, 2006
Registration Statement
No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

CUSIP:	36962GYY4
ISIN (if applicable):	US36962GYY42
Common Code: (if applicable):	014932046
Other:	N/A

Additional Terms:

Reopening of Issue:

The Notes are intended to be fully-fungible and be consolidated and form a single issue for all purposes with the Issuer's US$3,750,000,000 and US$100,000,000 principal amount of 6.000% Global Medium-Term Notes due June 15, 2012, as described in the Companys Pricing Supplement No. 3761 dated May 31, 2002 and Pricing Supplement No. 3832 dated November 21, 2002, respectively.

Plan of Distribution:

The Notes are being purchased by Banc of America Securities LLC ("the Underwriter"), as principal, at the Issue Price of 102.057% of the aggregate principal amount less an underwriting discount equal to 0.300% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Pricing Supplement No. 4373
Page 2
Filed Pursuant to Rule 424(b)(3)
Dated May 23, 2006
Registration Statement
No. 333-132807

Additional Information:

At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Three Months ended March 31,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.63

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.